Exhibit 99.1

JFB Construction Holdings Announces the Closing of Approximately $44 Million Private Placement Priced At The Market Under Nasdaq Rules

Lantana, Fla., October 2, 2025 (GLOBE NEWSWIRE) — JFB Construction Holdings (Nasdaq: JFB) (the “Company”), a real estate development and construction company focused on hospitality, commercial, industrial, and residential property development, today announced that it has closed on a securities purchase agreement with American Ventures LLC, Series XIV JFB as the sole investor for a private investment in public equity (“PIPE”) financing that has resulted in gross proceeds to the Company of approximately $43,895,000, before deducting placement agent fees and offering expenses.

The Company has used $12 million of the net proceeds from the offering to retire the Company’s Class B Common Stock, par value $0.0001, owned by Joseph F. Basile III, the Company’s Chief Executive Officer, pursuant to a Share Redemption Agreement, and the remainder of the proceeds shall be used for general corporate operating expenses.

Pursuant to the terms of the securities purchase agreement, the Company has sold an aggregate of 4,389,500 shares of its Series C Convertible Preferred Stock, par value $0.0001 per share, stated value $10 per share (the “Series C Convertible Preferred Stock”), convertible into 8,068,933 shares of common stock par value $0.0001 (the “Common Stock”), at a conversion price $5.44 per share of Series C Convertible Preferred Stock, (collectively for all purchasers, the “Shares”), (ii) 8,068,933 warrants (the “Common Warrants A”) exercisable for 8,068,933 shares of the Company’s Common Stock, and (iii) 8,068,933 warrants (the “Common Warrants B” and, together with the Common Warrants A, the “Warrants”) exercisable for 8,068,933 shares of Common Stock. The purchase price for one unit consisting of the Series C Convertible Preferred Stock, Common Warrants A and Common Warrants B is $5.44 per share.

The Common Warrants A issued in the offering are exercisable immediately at an exercise price of $5.75 per share and will expire three years from the date of issuance. The Common Warrants B issued in the offering are exercisable immediately at an exercise price of $6.25 per share and will expire three years from the date of issuance.

Dominari Securities LLC acted as the exclusive placement agent for the PIPE financing.

The securities sold by the Company in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (the “SEC”) or an applicable exemption from such registration requirements. The securities were sold only to accredited investors. The Company has agreed to file one or more registration statements with the SEC covering the resale of the unregistered shares issuable upon the conversion of the Series C Convertible Preferred Stock and the shares issuable upon exercise of the unregistered warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About JFB Construction Holdings

JFB Construction Holdings (“JFB”) offers generations of combined experience in residential and commercial construction and development. Having the experience of building Multifamily communities, Shopping Centers, National Franchises, exclusive estate & equestrian homes, and over 2 million square feet of commercial and retail. JFB provides hands-on, professional expertise, which has led to the quality and production we are known for.

JFB’s reputation has been built on its clients’ trust and the value it brings to each project.

JFB is proud that most of its projects are obtained through 100% referrals and repeat customers, and that to-date it has provided general contracting and construction management services in 36 U.S. states.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

JFB Construction Holdings Contact:

Joseph F. Basile, III

561-582-9840.

joe@jfbconstruction.net

Investor Relations Contact:

CORE IR

Mike Mason

516 222 2560

investors@jfbconstruction.net